Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-12546, 333-83734, 333-102193, 333-103981, 333-115554, 333-115555, 333-115556, 333-123158, 333-130745, 333-102193, 333-115556, 333-137491 and 333-147140 on Form S-8 and Registration Statement Nos. 333-142834 and 333-163561 on Form F-3   of our reports dated March 29, 2011, relating to the financial statements of Nova Measuring Instruments Ltd. (the “Company”), and the effectiveness of Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel

March 29, 2011